Exhibit 21.1

Subsidiaries of MRC Global Inc.

McJunkin Red Man Corporation	Delaware
Greenbrier Petroleum Corporation	West Virginia
Heaton Valves Limited	United Kingdom
McJunkin de Angola, LDA	Angola
McJunkin Red Man Asia Pacific Limited	Hong Kong
McJunkin Red Man Canada Ltd.	Alberta
McJunkin Red Man de Mexico, S. de R.L. de C.V.	Mexico
McJunkin Red Man Development Corporation	Delaware
McJunkin Red Man International Corp.	British Virgin Islands
McJunkin Red Man International Services Corp.	British Virgin Islands
McJunkin Red Man Servicios, S. de R.L. de C.V.	Mexico
McJunkin Red Man UK Ltd.	United Kingdom
McJunkin Venezuela	Venezuela
Midway-Tristate Corporation	New York
Milton Oil & Gas Company	West Virginia
MRC Canada Holdings LLC	Delaware
MRC Canada ULC	Alberta
MRC Global Australia Pty Ltd (Aus.)	Australia
MRC Management Company	Delaware
MRC Services Company LLC	Delaware
MRC SPF East Asia Co. Ltd.	Korea
MRC SPF Europe Ltd.	United Kingdom
MRC SPF Indonesia Pty Ltd.	Australia
MRC SPF Middle East Pty Ltd.	Australia
MRC SPF Pty Ltd.	Australia
MRC Nouvelle Caledonie (New Caledonia)	New Caledonia
MRC Scanfit Ltd.	United Kingdom
MRC Transmark (Dragon) Limited	United Kingdom
MRC Transmark B.V.	Netherlands
MRC Transmark France SAS	France
MRC Transmark Group B.V.	Netherlands
MRC Transmark Holdings UK Ltd.	United Kingdom
MRC Transmark International B.V.	Netherlands
MRC Transmark Italy srl	Italy
MRC Transmark Kazakhstan	Kazakhstan
MRC Transmark Leymas Valve Co., Ltd.	Thailand
MRC Transmark Limited (New Zealand)	New Zealand
MRC Transmark Limited (UK)	United Kingdom
MRC Transmark Middle East FZE	United Arab Emirates
MRC Transmark NV	Belgium
MRC Transmark Pte Ltd.	Singapore
PT SPF Indonesia	Indonesia
Red Man Pipe & Supply International Limited	Jamaica
Ruffner Realty Company	West Virginia
SPF Europe s.r.l.	Italy
The South Texas Supply Company, Inc.	Texas
Transmark Fortim Engineering Pte. Ltd.	Singapore